Exhibit 20.1


            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Stockholders and Board of Directors of Global Signal, Inc.

     We have audited the accompanying statement of revenue and certain expenses of Lattice Acquisition as described in Note 1 for the year ended December 31, 2003. This statement of revenue and certain expenses is the responsibility of Lattice Acquisition's management. Our responsibility is to express an opinion on this statement of revenue and certain expenses based on our audit.

     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenue and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenue and certain expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of revenue and certain expenses. We believe that our audit of the statement of revenue and certain expenses provides a reasonable basis for our opinion.

     The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in a Form S-11 of Global Signal Inc. as described in Note 1 and is not intended to be a complete presentation of Lattice Acquisition's revenues and expenses.

     In our opinion, the statement of revenue and certain expenses referred to above presents fairly, in all material respects, the revenue and certain expenses of Lattice Acquisition as described in Note 1 for the year ended December 31, 2003 in conformity with U.S. generally accepted accounting principles.

                             /s/ Ernst & Young LLP
Cincinnati, Ohio
October 28, 2004



                              LATTICE ACQUISITION
                   STATEMENTS OF REVENUE AND CERTAIN EXPENSES
                             (dollars in thousands)


                                                      Year Ended                Nine Months Ended
                                                   December 31, 2003           September 30, 2004
                                              -----------------------     ------------------------
                                                                              (Unaudited)
Revenue                                       $        10,255              $          9,030

Certain Expenses:

Rent                                                    1,270                        1,156

Property taxes                                            378                          256

Other tower operating expenses                            565                          535

Selling, general & administrative expenses                189                          184
                                              -----------------------     ------------------------
Total certain expenses                                  2,402                        2,131
                                              -----------------------     ------------------------
Revenue in excess of certain expenses         $         7,853               $         6,899
                                              =======================     ========================

                     See accompanying notes to Statements of Revenue and Certain Expenses.

                              LATTICE ACQUISITION
              NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES
     Year Ended December 31, 2003 and Nine Months Ended September 30, 2004
                                  (Unaudited)

                             (dollars in thousands)

1.    Business and Summary of Significant Accounting Policies

Business

     Lattice Communications, LLC and the company of which it is the sole member, LB Tower Company LLC ("LB Tower"; collectively, "Lattice"), are principally engaged in providing services to the wireless communications industry by leasing antenna sites on multi-tenant towers. Lattice leases tower space to a diverse range of wireless communications industries, including microwave, personal communications services, cellular, paging, mobile telephone, radio and television broadcasting, specialized mobile radio and enhanced specialized mobile radio. Lattice's communications sites are located throughout the United States.

     Lattice is jointly owned by Cinergy Telecommunications Holding Company, Inc. ("CT") - 43.5%; an investor partnership, Lattice Investors, L.P. - 43.5%; and, Lattice Partners, Ltd. ("LP") - 13%. LP is a limited liability company whose members include various officers and employees of Lattice. The majority of Lattice's related party transactions are conducted with The Cincinnati Gas & Electric Company and PSI Energy, Inc., under lease agreements assigned by their sister company, CT, to Lattice.

     On July 30, 2004, a definitive purchase agreement was signed by Pinnacle Towers Acquisition LLC, a wholly-owned subsidiary of Global Signal Inc. (the "Company"), to acquire from Lattice 220 owned towers and agreements relating to 15 other towers under management or lease. The purchase agreement and these Statements of Revenues and Certain Expenses exclude towers owned by LB Tower as well as certain assets of Lattice related to tower development. "Lattice Acquisition" represents the assets to be acquired by the Company.

Basis of Presentation

     The accompanying statements of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in a Form S-11 of the Company. The statements, which encompass the towers and agreements to be sold to the Company, are not representative of the actual operations of Lattice Acquisition for the periods presented or indicative of future operations, as they exclude the following: certain selling, general and administrative expenses; interest expense; and depreciation and amortization.

Use of Estimates

     The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and such variances could be material.

Revenue Recognition

     Revenues are recognized when earned. Escalation clauses present in lease agreements with Lattice's customers are recognized on a straight-line basis over the term of the lease.

Concentration of Credit Risk

     Lattice Acquisition derives the largest portion of its revenues from customers who require wireless communications services. Excluding related parties, no single customer exceeded 10% of unrelated revenues in the year ended December 31, 2003 or the nine months ended September 30, 2004.

2.    Leases

Lease Obligations

     Lattice Acquisition leases land and office space under non-cancelable operating leases. Ground leases are generally for terms of 5 or 10 years and are renewable at the option of Lattice.

     Future minimum rental payments due by Lattice Acquisition under operating leases in effect at December 31, 2003, without giving effect to the impact of straight-line rent adjustments, are as follows:

                    Related
                     Party                Other                Total
             ------------------- --------------------- --------------------
2004            $         594        $         806        $       1,400

2005                      608                  640                1,248

2006                      625                  401                1,026

2007                      657                  296                  953

2008                      689                  209                  898

Thereafter                578                5,703                6,281
             ------------------- --------------------- --------------------
Total           $       3,751        $       8,055        $      11,806
             =================== ===================== ====================


     Rent expense for operating leases was $1,270 ($610 related party) for the year ended December 31, 2003 and $1,156 ($458 related party) (unaudited) for the nine months ended September 30, 2004.

Customer Leases

     Lattice Acquisition leases antenna space on communications towers to various wireless service providers and other wireless communications users under non-cancelable operating leases. These leases are generally for terms of 5 to 10 years, with multiple renewals at the option of the tenant. Most leases have escalator provisions, whereby rent is increased at a fixed percentage or in relation to increases in the consumer price index.

     Future minimum rental revenues due to Lattice Acquisition under operating leases in effect at December 31, 2003, without giving effect to the impact of straight-line rent adjustments, are as follows:


                     Related
                      Party                  Other                   Total
                -------------------- ---------------------- --------------------
2004             $          4,325       $          6,560       $      10,885

2005                        4,541                  5,790              10,331

2006                        4,768                  3,660               8,428

2007                        5,006                  2,327               7,333

2008                        5,236                  1,430               6,666

Thereafter                  3,628                  2,905               6,533
                -------------------- ---------------------- --------------------
Total            $         27,504       $         22,672       $      50,176
                ==================== ====================== ====================